Exhibit 3.2
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF CRITICAL THERAPEUTICS, INC.

PURSUANT TO SECTION 242 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     Critical Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:
     The Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law duly adopted a resolution setting forth a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and declaring such amendment advisable. The stockholders of the Corporation pursuant to Section 242 of the General Corporation Law duly approved and adopted such proposed amendment at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law. Accordingly, to effect such proposed amendment:
     Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
     “FIRST. The name of the Corporation is Cornerstone Therapeutics Inc.”
* * *

     IN WITNESS WHEREOF, this Certificate of Amendment, which has been duly adopted in accordance with Section 242 of the General Corporation Law, has been executed by a duly authorized officer of the Corporation on this 31st day of October, 2008.

CRITICAL THERAPEUTICS, INC.
By:	/s/ Craig A. Collard
Craig A. Collard
President and Chief Executive Officer

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